Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409

September 15, 2020

Re: Third Amendment to April 17, 2018 Offer Letter

Dear Glen:

On behalf of Ocwen Financial Corporation (“the Company” or “Ocwen”), I am writing to confirm the terms of your compensation arrangement following recent determinations by the Compensation and Human Capital Committee of our Board of Directors. As you know, in February 2019, you voluntarily agreed to reduce your compensation in support of the Company’s ongoing cost re-engineering efforts. In recognition of your contributions and to ensure your compensation arrangements adequately reflect best market practice, including with respect to severance practices, the Company desires to restore your incentive compensation targets to the terms initially agreed to in the employment offer letter between you and the Company dated April 17, 2018 (the “Offer Letter”) and to implement the other modifications set forth below:

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Offer Letter.

You and the Company hereby agree to modify your compensation as follows:

1.Your annual cash target incentive shall be restored to 150% of your base salary ($1,350,000), effective October 1, 2020, and your 2020 target will be prorated based on time spent at the current and new target levels, totaling $1,181,557.38;

2.Your annual long-term incentive equity grant shall be restored to a grant date fair value of not less than 350% of your base salary ($3,150,000), effective January 1, 2021; and

3.In the event your employment is terminated without Cause, or for Good Reason, within two years following a change in control of the Company (such change in control to be defined as a “change in ownership” as described in Treasury Regulation 1.409A-3(i)(5)(v), a “change in the effective control” under Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1), or a change “in the ownership of a substantial portion of the assets” under Treasury Regulation 1.409A-3(i)(5)(vii)), you will be entitled to receive from the Company: (a) a lump sum termination payment in the amount equivalent to two times the sum of your then-current base salary plus annual target incentive amount, (b) a lump sum payment equivalent to the estimated cost of two years’ COBRA benefits, such aggregate lump sum under clauses (a) and (b) to be paid within 30 days after your employment termination date, and (c) continued bonus eligibility in the amounts and on the terms set forth in the Offer Letter. This change will apply as of the effective date of this letter.

All other terms of your employment remain unchanged. This letter, the Offer Letter and any documents incorporated herein or therein constitute the entire agreement between the parties pertaining to the subject matter contained herein, and supersede any and all prior or contemporaneous oral or written negotiations, agreements, representations, and understandings with regard to such subject matter. In the event of any conflict between this letter and the Offer Letter, the terms of this letter shall prevail.

Ocwen thanks you for your commitment to the Company.

Sincerely,

/s/ Dennis Zeleny
Dennis Zeleny
Executive Vice President and Chief Administrative Officer

Acknowledged and Agreed:

/s/ Glen A. Messina
Glen A. Messina

Cc: Dr. DeForest B. Soaries
Chairperson, Compensation and Human Capital Committee